Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Leap Therapeutics, Inc. on Form S-3 (Nos. 333-221968, 333-223419 and 333-248797) and Form S-8 (No. 333-215787, 333-223707, 333-232066, 333-237295, 333-254360, 333-262409, 333-266944 and 333-269586) of our report dated March 23, 2023, on our audits of the consolidated financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 24, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 23, 2023